Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EVERQUOTE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

EverQuote, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is EverQuote, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 1, 2008 under the name AdHarmonics, Inc.

2. That an Amended and Restated Certificate of Incorporation (the “Prior Certificate”) of this corporation was filed with the Secretary of State of the State of Delaware (the “State Office”) on June 30, 2016, as amended pursuant to a Certificate of Amendment set forth as an attachment to a Certificate of Validation filed with the State Office on May 24, 2017 and pursuant to a Certificate of Amendment filed with the State Office on May 24, 2017 (the Prior Certificate, as so amended, the “Existing Certificate”).

3. That the Board of Directors duly adopted resolutions proposing to amend and restate the Existing Certificate, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is EverQuote, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: Upon the effectiveness (the “Effective Time”) of the filing of the Second Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) first inserting this sentence, each share of Common Stock (as defined in the Existing Certificate, the “Prior Common Stock”) issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified as one (1) share of Class B Common Stock, $0.001 par value per share (“Class B Common Stock”). Each certificate (or a book entry or book entries, if the Prior Common Stock is not certificated) that immediately prior to the Effective Time represented shares of Prior Common Stock (“Prior Certificates”) shall thereafter represent that number of shares of Class B Common Stock into which the shares of Prior Common Stock represented by such Prior Certificate shall have been so reclassified. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 7,196,357 shares of Common Stock, $0.001 par value per share (“Common Stock”) and (ii) 1,867,886 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General.

1.1 3,750,595 shares of Common Stock are hereby designated Class A Common Stock (the “Class A Common Stock”) and 3,445,762 shares of Common Stock are hereby designated Class B Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

1.2 Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

1.2.1 Dividends and Distributions. Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, that in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights to acquire such stock, as the case may be). As used herein, the term “Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

1.2.2 Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

1.3 Equal Treatment in a Combination Transaction. In the event of any Combination Transaction to which the Corporation is a party in which the shares of Class A Common Stock or Class B Common Stock will be exchanged for or converted into, or will receive a distribution of, cash or other property or securities of the Corporation or any other person or entity, each share of Common Stock shall be entitled to receive Equivalent Consideration (as defined herein) on a per share basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

1.4 Definitions. The following terms, where capitalized in this Section 1, shall have the meanings ascribed to them in this Subsection 1.4:

1.4.1 “Acquiring Stockholder” means a stockholder or group of stockholders of the Corporation that (i) merges or combines with the Corporation in such Combination Transaction or (ii) owns or controls a majority of another corporation or entity that merges or combines with the Corporation in such Combination Transaction.

1.4.2 “Combination Transaction” means any reorganization by way of share exchange, consolidation or merger or otherwise, in one transaction or series of related transactions, in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an Acquiring Stockholder) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder.

1.4.3 “Equivalent Consideration” means consideration in the same form, in the same amount and with the same voting rights on a per-share basis; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock or Class B Common Stock in connection with any Combination Transaction pursuant to any employment, consulting, severance or other arrangement shall not be deemed to be “consideration” that is included in the determination of “Equivalent Consideration.”

2. Voting. Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders. The holders of the Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings), and the holders of the Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Notwithstanding the foregoing, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Optional Conversion of Class B Common Stock.

3.1 Right to Convert.

3.1.1 Class B Common Stock Conversion. Each share of Class B Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and non-assessable share of Class A Common Stock as provided herein.

3.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the conversion rights set forth in this Section 3 shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Class B Common Stock.

3.2 Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of the Class B Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Class B Common Stock the holder is at the time converting into Class A Common Stock and the aggregate number of shares of Class A Common Stock issuable upon such conversion.

3.3 Mechanics of Conversion.

3.3.1 Notice of Conversion. In order for a holder of Class B Common Stock to voluntarily convert shares of Class B Common Stock into shares of Class A Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Class B Common Stock and, if applicable, any event on which such conversion is contingent and (b) if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Class B Common Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Class B Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Class A Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Class B Conversion Time”), and the shares of Class A Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Class B Conversion Time (i) issue and deliver to such holder of Class B Common Stock, or to his, her or its nominees, a certificate or certificates (or a book entry or book entries, if the Class A Common Stock is not certificated) for the number of full shares of Class A Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate (or book entry, if the Class B Common Stock is not certificated) for the number (if any) of the shares of Class B Common Stock represented by the surrendered certificate (or book entry, if the Class B Common Stock is not certificated) that were not converted into Class A Common Stock, (ii) pay in cash such amount as provided in Subsection 3.2 in lieu of any fraction of a share of Class A Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Class B Common Stock converted.

3.3.2 Reservation of Shares. The Corporation shall at all times when the Class B Common Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class B Common Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

3.3.3 Effect of Conversion. All shares of Class B Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Class B Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 3.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Class B Common Stock so converted shall be retired and cancelled and may not be reissued as shares of such class or series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Class B Common Stock accordingly.

4. Mandatory Conversion of Class B Common Stock.

4.1 Mandatory Conversion and Procedures. Each share of Class B Common Stock shall automatically be converted into one fully paid and non-assessable share of Class A Common Stock upon either (i) a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the voting power of the then outstanding shares of Series Preferred (as defined below) and Class B Common Stock, voting together as a single class. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates (if such shares are certificated) representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock (if such shares of Class B Common Stock surrendered for conversion were certificated) are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock shall surrender the certificates representing such shares (if such shares of Class B Common Stock are certificated) at the office of the Corporation or any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates (if such shares of Class B Common Stock were certificated) a certificate or certificates (or a book entry or book entries, if the Class A Common Stock is not certificated) for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

4.2 Conversion Upon Death or Incapacity of a Class B Stockholder. Each share of Class B Common Stock held of record by a Class B Stockholder, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon nine months after the death or Incapacity of such Class B Stockholder.

4.3 Definitions. The following terms, where capitalized in this Section 4, shall have the meanings ascribed to them in this Subsection 4.3:

4.3.1 “Class B Stockholder” means the initial registered holder of any shares of Class B Common Stock.

4.3.2 “Family Member” means, with respect to a Class B Stockholder, (x) the spouse, and any parent, child, sibling, parent-in-law or child-in-law of such Class B Stockholder, (y) any individual who shares a home (other than a domestic employee) with such Class B Stockholder or (z) any lineal descendent (including by adoption) of any of the foregoing individuals.

4.3.3 “Incapacity” means that such holder is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code and that the condition underlying such incapability can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed practitioner. In the event of a dispute regarding whether a Class B Stockholder has suffered an Incapacity, no Incapacity of such holder will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

4.3.4 “Parent” means, with respect to any entity, any other entity that directly or indirectly owns or controls a majority of (a) the voting power of the voting securities and (b) economic ownership interests of such entity.

4.3.5 “Permitted Transfer” means a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (a) through (e) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(a) a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder (either alone or with any Family Member of such holder) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder (either alone or with any Family Member of such holder) no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(b) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and/or a reversionary interest so long as the Class B Stockholder (either alone or with any Family Member of such holder) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder (either alone or with any Family Member of such holder) no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder (either alone or with any Family Member of such holder) has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder (either alone or with any Family Member of such holder) no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(d) a corporation, partnership or limited liability company in which such Class B Stockholder (either alone or with any Family Member of such holder) directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as applicable, or otherwise has legally enforceable rights, such that the Class B Stockholder (either alone or with any Family Member of such holder) retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company; provided that in the event the Class B Stockholder (either alone or with any Family Member of such holder) no longer owns sufficient shares, partnership interests or membership interests, as applicable, or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder (either alone or with any Family Member of such holder) retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership or limited liability company, as applicable, each share of Class B Common Stock then held by such corporation, partnership or limited liability company, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; and

(e) any other entity which (i) is a direct or indirect wholly-owned subsidiary of such Class B Stockholder, (ii) is a Parent of such Class B Stockholder or (iii) is under common control with such Class B Stockholder.

4.3.6 A “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to a natural person designated or approved by (i) a Class B Stockholder and the Board of Directors of the Corporation to act as such holder’s proxy or (ii) a Class B Stockholder with specific direction to vote the shares as directed by such holder, and without discretion, as such holder’s proxy; (b) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (c) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer”; or (d) the fact that the spouse of any Class B Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock. Notwithstanding anything in this Certificate of Incorporation to the contrary, a “Transfer” shall be deemed to have occurred with respect to a share of Class B Common Stock beneficially owned by a Class B Stockholder if there occurs a transfer of a majority of (x) the voting power of the voting securities or (y) the economic ownership interests of such Class B Stockholder or any Parent of such Class B Stockholder.

4.3.7 “Voting Control” with respect to a share of Class B Common Stock, and with respect to any other share of capital stock, partnership interest, limited liability company interest, interest in a trust or any other security in any other entity, means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock (or the voting of such other share, interest or security) by proxy, voting agreement, or otherwise.

5. Restrictions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, directly or indirectly, or by amendment (whether through merger, recapitalization, consolidation or otherwise):

5.1 issue any additional shares of Class B Common Stock (other than upon conversion of Series Preferred or exercise of options, or exercise or conversion of other securities exercisable for or convertible into, Class B Common Stock); or

5.2 amend, alter, or repeal of any provision of this Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), in a manner that modifies the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock so as to adversely affect the Class B Common Stock.

B. PREFERRED STOCK

1,265,100 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” (“Series A Preferred”), 470,037 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” (“Series B Preferred”) and 132,749 shares of the authorized Preferred Stock of the Corporation are hereby designated as “Series B-1 Preferred Stock (“Series B-1 Preferred”). The Series A Preferred, the Series B

Preferred and the Series B-1 Preferred are hereafter collectively referred to as “Series Preferred”. The Series Preferred have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

Upon the effectiveness of the filing of the Certificate of Amendment inserting this sentence, each outstanding share of Series B Preferred Stock that was issued pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2016, as amended including any additions to the Schedule of Purchasers thereto, by and among the Corporation and the investor(s) named therein, is converted into one share of Series B-1 Preferred Stock (which shares of Series B-1 Preferred Stock shall be validly issued, fully paid and nonassessable shares of capital stock of the Corporation).

Except as otherwise provided herein, the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series B-1 Preferred Stock shall be identical in all respects to the rights, preferences, powers, privileges and restrictions, qualifications and limitations of the Series B Preferred Stock and the phrase “Series B Preferred” as used herein shall be deemed to also refer to Series B-1 Preferred Stock. Except as otherwise provided herein, the Series B-1 Preferred Stock shall rank pari passu with the Series B Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption. Except as required by law, the Series B Preferred Stock and the Series B-1 Preferred Stock shall vote together as a single class on all matters and, for the avoidance of doubt, shares of Series B-1 Preferred Stock shall be considered shares of Series B Preferred Stock for purposes of determining whether the Majority B Holders have approved an action in accordance Subsection 3.3.

1. Dividends.

The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Class A Common Stock or Class B Common Stock payable in shares of Class A Common Stock or Class B Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series Preferred then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred in an amount at least equal to (i) in the case of a dividend on Class A Common Stock or Class B Common Stock or any class or series that is convertible into Class A Common Stock or Class B Common Stock, that dividend per share of Series Preferred as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class A Common Stock or Class B Common Stock and (B) the number of shares of Class A Common Stock or Class B Common Stock issuable upon conversion of a share of Series Preferred, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Class A Common Stock or Class B Common Stock, at a rate per share of Series Preferred determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to Original Issue Price of such series of Series Preferred (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series Preferred pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series Preferred dividend. The “Series A Original Issue Price” shall mean $1.00 per share, the “Series B Original Issue Price” shall mean $59.51 per shares and the “Series B-1 Original Issue Price” shall mean $59.51 per share, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such series of Series Preferred.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Per Share Liquidation Payment (as defined below), plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series B Preferred been converted into Class A Common Stock or Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. All references to the “Series B Per Share Liquidation Payment” shall be deemed to refer to both the Series B Preferred Stock and the Series B-l Preferred Stock; provided that with respect to the Series B Preferred Stock, the “Series B Per Share Liquidation Payment” means the Series B Original Issue Price and, with respect to the Series B-1 Preferred Stock, the “Series B Per Share Liquidation Payment” means the Series B Per Share Liquidation Payment as adjusted from time to time pursuant to clause (iv)(B) of Subsection 3.3.3(d) (and, with respect to both the Series B Preferred Stock and the Series B-1 Preferred Stock, as may otherwise be adjusted pursuant to the terms hereof).

2.2 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred, the holders of shares of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A

Original Issue Price, plus any dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series Preferred, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Class A Common Stock or Class B Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”

2.4 Deemed Liquidation Events.

2.4.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of more than fifty percent (50%) of the then-outstanding Series B Preferred, which consent must include SCP (as defined in that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2016, by and among the Corporation and the investor(s) named therein) for so long as SCP holds not less than 84,019 shares of Series B Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) (the “Majority B Holders”), and the holders of a majority of the then outstanding shares of Series A Preferred, consenting as separate classes, elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

For the avoidance of doubt and without limiting the generality of the third paragraph of Section B of this Article Fourth, (i) the references in this Subsection 2.4.1 to “Series B Preferred” shall be deemed to include any shares of Series B-1 Preferred Stock and (ii) the conversion of certain shares of Series B Preferred Stock into shares of Series B-1 Preferred Stock effected by the Certificate of Amendment inserting this sentence shall not be deemed to result in SCP holding less than 84,020 shares of Series B Preferred.

2.4.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series Preferred no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series Preferred, and (iii) if the holders of a majority of the then outstanding shares of Series A Preferred or the Majority B Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Series Preferred at a price per share equal to the Series A Liquidation Amount and Series B Liquidation Amount, as applicable. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series Preferred, the Corporation shall ratably redeem each holder’s shares of Series B Preferred to the fullest extent of such Available Proceeds, and shall redeem the remaining shares of Series Preferred as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 6 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series Preferred pursuant to this Subsection 2.4.2(b). Prior to the distribution or redemption provided for in this Subsection 2.4.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

2.4.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

2.4.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.4.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.4.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred shall be entitled to cast the number of votes equal to (i) the number of whole shares of Class B Common Stock into which the shares of Series Preferred held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter multiplied by (ii) the number of votes per share of Class B Common Stock pursuant to Article Fourth Section A.2 above. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series Preferred shall vote together with the holders of Class A Common Stock and Class B Common Stock as a single class.

3.2 Election of Directors. The holders of record of a majority of the then outstanding shares of Series A Preferred shall be entitled to elect two (2) directors of the Corporation (the “Series Preferred Directors”). The holders of record of the shares of Class A Common Stock and Class B Common Stock, and of any other class or series of voting stock (including the Series Preferred) exclusively and voting together as a single class on an as-if converted to Class B Common Stock basis, as applicable, shall be entitled to elect the balance of the total number of directors of the Corporation. Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series Preferred under the first sentence of this Subsection 3.2 shall terminate on the first date following the Series B Original Issue Date (as defined below) on which there are no issued and outstanding shares of Series Preferred.

3.3 Series B Preferred Protective Provisions. At any time when shares of Series B Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Majority B Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.3.1 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series B Preferred;

3.3.2 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock that rank senior to the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

3.3.3 create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless:

(a) such securities rank junior to the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption;

(b) (i) such securities rank pari passu to the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption and (ii) the purchase price per share of such securities is at least one and one-half times (1.5x) the Series B Original Issue Price;

(c) (i) such securities rank pari passu to the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, (ii) the purchase price per share of such securities is at least the Series B Original Issue Price (provided that this clause (ii) shall only be applicable for a period beginning on the Series B Original Issue Date and ending on the date that is eighteen (18) months following such date), (iii) the aggregate purchase price of such securities is less than or equal to $35,000,000 minus the Original Aggregate B Preference in the aggregate, and (iv) such securities are otherwise issued on substantially similar terms as the Series B Preferred (for the avoidance of doubt, the Series B Preferred itself satisfies subclauses (i) and (iv) of this Section 3.3.4(c));

(d) (i) such securities rank pari passu to the Series B Preferred with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, (ii) the aggregate purchase price of such securities is greater than $35,000,000 minus the Original Aggregate B Preference, (iii) the purchase price per share of such securities is less than one and one-half times (1.5x) the Series B Original Issue Price and (iv) the Corporation issues written notice to the holders of the then outstanding shares of Series B Preferred prior to issuing any such securities and causes this certificate of incorporation to be amended and restated immediately prior to such issuance to: (A) provide that all shares of Series B Preferred then outstanding that were issued pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2016, by and among the Corporation and the investor(s) named therein (such investor(s), the “Original B Purchasers”), are converted into a subseries of Series B Preferred (the “Series B-1 Preferred Stock”) and (B) provide that such subseries has an adjusted liquidation preference per share that is increased above the “Series B Per Share Liquidation Payment” then in effect (but never decreased) to a liquidation preference per share equal to the product of the original Series B Per Share Liquidation Amount multiplied by a fraction, (x) the numerator of which is equal to the amount by which the aggregate liquidation preference in respect of all shares issued in reliance on this Subsection 3.3.3(d) and under the above Subsection 3.3.3(c) is greater than the Original Aggregate B Preference and (y) the denominator of which is equal to $35,000,000 minus the Original Aggregate B Preference; provided, that in no event shall any adjustment to Series B Per Share Liquidation Payment result in the holders of all Series B Preferred issued to the Original B Purchasers receiving upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event pursuant to Subsection 2.1(i) above, an aggregate amount greater than the product of (x) the Series B Per Share Liquidation Amount in respect of Series B Preferred issued to the Original B Purchasers (before giving effect to any adjustment pursuant hereto) multiplied by (y) all outstanding shares of Series B-1 Preferred Stock. The “Original Aggregate B Preference” means the aggregate liquidation preference of outstanding shares of Series B Preferred issued to the Original Series B Purchasers calculated at the initial Series B Per Share Liquidation Payment on the date hereof. For the sake of clarity, the foregoing adjustment shall not affect the right of the holders of Series B Preferred to receive an aggregate amount greater than the Aggregate Series B Purchase Price, plus declared and unpaid dividends, pursuant to Subsection 2.1(ii) above. For the avoidance of doubt, all references to Series B Preferred issued pursuant to the terms of that certain Series B Preferred Stock Purchase Agreement, dated as of June 30, 2016, as amended, including by any amendments to the Schedule of Purchasers thereto, by and among the Corporation and the Original B Purchasers shall include any shares of any other series of Preferred Stock issued upon conversion or exchange of such shares with an adjusted liquidation preference calculated in accordance with the formula set forth in this paragraph;

3.3.4 (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series B Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series B Preferred in respect of any such right, preference, or privilege or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series B Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series B Preferred in respect of any such right, preference or privilege;

3.3.5 (a) purchase or redeem (or permit any subsidiary to purchase or redeem), or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series Preferred as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (iv) repurchases of stock from existing stockholders for aggregate proceeds of no more $5,000,000.00 on or before January 31, 2017 at a price per share not to exceed $55.05 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares), or (b) repay the principal and accrued interest pursuant to the Link Debt (as defined below) (or any other indebtedness for borrowed money held by Link) earlier than the amortization schedule in effect on the Series B Original Issue Date; provided, that with respect to the foregoing clause (b), if the Corporation has achieved the Trailing 12 Months Financial Test (as defined below) over any prior trailing twelve (12) month period ending on or after December 31, 2016 (the “Base Year”), the Corporation may use up to fifty percent (50%) of the Free Cash Flow (as defined below) generated by the Corporation in such applicable prior trailing twelve (12) month period for any such purchase, redemption, dividend or accelerated debt repayment without the consent of the Majority B Holders; provided further, that with respect to foregoing clauses (a) and (b), if (x) the Corporation has raised additional debt on terms no less favorable than the terms of the current Link Debt, the Corporation shall be free to use the proceeds from such additional debt financing(s) for any such purchase, redemption, dividend or accelerated debt repayment without the consent of the Majority B Holders or (y) the Corporation has raised proceeds from equity financings, it can use the proceeds from such equity financings to purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Corporation without the consent of the Majority B Holders. If the Corporation intends to use any portion of the Free Cash Flow for the purchase, redemption, dividend or accelerated debt repayment in accordance with this Subsection 3.3.5, the Corporation shall send written notice to the holders of Series B Preferred (the “Financial Test Notice”), certified by the Corporation’s chief financial officer, supporting in reasonable detail how the Corporation achieved the Trailing 12 Months Financial Test (as defined below). The Corporation shall not use any portion of the Free Cash Flow for such purchase, redemption, dividend or quicker debt repayment until: (i) the Majority B Holders have agreed to the use of such Free Cash Flow (or has not objected within 15 days of receiving such Financial Test Notice) or (ii) until the Auditor (as defined below) has verified the calculation. If the Majority B Holders object to the calculation of the Trailing 12 Months

Financial Test set forth in the Financial Test Notice by delivering written notice to the Corporation within fifteen (15) days of such holders’ deemed receipt of the Financial Test Notice (the “Financial Test Notice Objection”) then the Corporation’s then-primary independent public accounting firm (or any other regional or national accounting firm) (the “Auditor”) which shall calculate the Trailing 12 Months Financial Test. After the Auditor’s determination of such Trailing 12 Months Financial Test, the Corporation shall send prompt written notice (the “Auditor Calculation Notice”) to the holders of the Series B Preferred notifying them of the calculation of the 12 Months Trailing Financial Test determined by the Auditor pursuant to this Subsection 3.3.6. The calculation of the Trailing 12 Months Financial Test set forth in the Auditor Valuation Notice, shall be binding on the Corporation. If the 12 Months Financial Test set forth in the Auditor Valuation Notice is greater than or equal to the 12 Months Financial Test as set forth in the Financial Test Notice, the reasonable cost of the Auditor (the “Auditor Expense”) shall be paid by the Corporation.

For the purposes of this Subsection 3.3.6:

(A) “EBITDA” means earnings before interest taxes, stock-based compensation changes, depreciation and amortization, as measured by GAAP (as defined below);

(B) “Free Cash Flow” means EBITDA, but net of any Link Debt and any Bridge Bank term loan principal payments, interest and taxes paid or accrued related to such fiscal year, as measured by GAAP;

(C) “GAAP” means generally accepted accounting principles in the United States;

(D) “Link Debt” means the outstanding notes, as amended, held by Link Ventures, LLLP (“Link”) with an aggregate principal amount of approximately $3,619,000 as of May 31, 2016, as more particularly set forth on the amortization schedule accompanying such notes; and

(D) “Trailing 12 Months Financial Test” means achievement of each of the following two (2) financial tests measured over the prior twelve (12) month trailing period:

(i) the Corporation has achieved a minimum of $5 million of EBITDA (with each successive quarter after December 31, 2016, such $5 million dollar threshold shall be deemed increased to the extent of the percentage increase, if any, in gross revenue during such prior twelve (12) month trailing period as compared to the gross revenue of the Base Year); and

(ii) the Corporation has achieved at least ninety (90%) of the Corporation’s budgeted gross revenue and EBITDA for such prior twelve (12) month trailing period (in accordance with the operating budget most recently approved by the Corporation’s Board of Directors and in place for those months included in such prior twelve (12) month trailing period). For the avoidance of doubt, actual results for any month (if included any mid-year budget) shall never be included in such prior twelve (12) month trailing period for purposes of the foregoing testing, but rather the most recent budgeted amount prior to achieving such actual results shall be the comparator.

3.4 Series A Preferred Protective Provisions. At any time when shares of Series A Preferred are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

3.4.1 authorize or issue, or obligate itself to issue, any equity security (including any other security convertible into or exercisable for or exchangeable for any such equity security and equity securities issued in connection with debt securities), other than issuances of equity securities to employees, directors, consultants and other services providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors of the Corporation;

3.4.2 increase or decrease the authorized number of directors of the Corporation;

3.4.3 amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in any manner, whether by merger or otherwise;

3.4.4 increase or decrease the total authorized number of Common Stock or Preferred Stock;

3.4.5 redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to: (i) the repurchase of shares of Common Stock from employees, officers, director, consultants or other persons performing services for the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events and (ii) the repurchase or redemption of shares of Series Preferred pursuant to Section 6;

3.4.6 pay, declare or authorize any dividend on any shares of Common Stock or Preferred Stock;

3.4.7 change, alter, amend or otherwise modify the rights, preferences or privileges of the Preferred Stock; or

3.4.8 consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event.

4. Optional Conversion.

The holders of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Series Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Class A Common Stock or Class B Common Stock as is determined by dividing the applicable Original Issue Price by such applicable Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be equal to $1.00 per share, the “Series B Conversion Price” shall initially be equal to $59.51 per share and the “Series B-1 Conversion Price” shall initially be equal to $59.51 per share. The Series A Conversion Price, Series B Conversion Price and Series B-1 Conversion Price are collectively referred to herein as the “Series Preferred Conversion Prices” and such respective Series Preferred Conversion Prices, and the rate at which shares of Series Preferred may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a notice of redemption of any shares of Series Preferred pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred.

4.2 Fractional Shares. No fractional shares of Class A Common Stock or Class B Common Stock shall be issued upon conversion of the Series Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class A Common Stock or Class B Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Class A Common Stock or Class B Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Series Preferred to voluntarily convert shares of Series Preferred into shares of Class A Common Stock or Class B Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series Preferred and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series Preferred (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Class A Common Stock or Class B Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Series Preferred, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class A Common Stock or Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series Preferred represented by the surrendered certificate that were not converted into Class A Common Stock or Class B Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Class A Common Stock or Class B Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series Preferred converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Series Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series Preferred, such number of its duly authorized shares of Class A Common Stock and Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred; and if at any time the number of authorized but unissued shares of Class A Common Stock and Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock and Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price of such series of Series Preferred below the then par value of the shares of Class A Common Stock or Class B Common Stock issuable upon conversion of such series of the Series Preferred, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock or Class B Common Stock at such adjusted Conversion Price of such series of Series Preferred.

4.3.3 Effect of Conversion. All shares of Series Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock or Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Series Preferred so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Series Preferred accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price of such series of Series Preferred shall be made for any declared but unpaid dividends on the Series Preferred surrendered for conversion or on the Class A Common Stock or Class B Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock or Class B Common Stock upon conversion of shares of Series Preferred pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class A Common Stock or Class B Common Stock in a name other than that in which the shares of Series Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Series Preferred Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Affiliates” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(c) “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(d) Series B Original Issue Date” shall mean the date on which the first share of Series B Preferred was issued.

(e) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(f) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series B Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series Preferred;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)	shares of Common Stock, including Options therefor, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Corporation’s 2008 Stock Incentive Plan, as amended from time to time, as approved by the Board of Directors of the Corporation (as well as any shares of Common Stock, including Options therefor, issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any substantially similar successor plan adopted in light of the Corporation’s 2008 Stock Incentive Plan near-term expiration);

(iv)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, excluding such issuances to Link or its Affiliates;

(v)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Corporation, excluding such issuances to Link or its Affiliates;

(vi)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, excluding such issuances to Link or its Affiliates; or

(vii)	shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors of the Corporation, excluding such issuances to Link or its Affiliates.

4.4.2 No Adjustment of Series Preferred Conversion Price. No adjustment in the Series Preferred Conversion Price for such series of Series Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Series Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Series B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of such series of Series Preferred pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series Preferred Conversion Price of each series of Series Preferred computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series Preferred Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing such Series Preferred Conversion Price to an amount which exceeds the lower of (i) such Series Preferred Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) such Series Preferred Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to such Series Preferred Conversion Price pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than such Series Preferred Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series B Original Issue Date), are revised after the Series B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to such Series Preferred Conversion Price pursuant to the terms of Subsection 4.4.4, such Series Preferred Conversion Price shall be readjusted to such Series Preferred Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to such Series Preferred Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to such Series Preferred Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such Series Preferred Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of Series Preferred Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series B Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than such Series Preferred Conversion Price in effect immediately prior to such issue, then such Series Preferred Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean such Series Preferred Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b) “CP1” shall mean such Series Preferred Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series Preferred) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)	Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Class A Common Stock or Class B Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to such Series Preferred Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, such Series Preferred Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series B Original Issue Date effect a subdivision of the outstanding Class A Common Stock or Class B Common Stock, such Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Class A Common Stock or Class B Common Stock, such Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock or Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock or Class B Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock or Class B Common Stock in additional shares of Class A Common Stock or Class B Common Stock, then and in each such event such Series Preferred Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Series Preferred Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Class A Common Stock and Class B Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such Series Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such Series Preferred had been converted into Class A Common Stock or Class B Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such Series Preferred shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such Series Preferred had been converted into Class A Common Stock or Class B Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock or Class B Common Stock (but not the Series Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred shall thereafter be convertible in lieu of the Class A Common Stock or Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock or Class B Common Stock of the Corporation issuable upon conversion of one share of such Series Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of such Series Preferred, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of such Series Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred. For the avoidance of doubt, nothing in this Subsection 4.8 shall be construed as preventing the holders of Series Preferred from seeking any appraisal rights to which they are otherwise entitled under the DGCL in connection with a merger triggering an adjustment hereunder, nor shall this Subsection 4.8 be deemed conclusive evidence of the fair value of the shares of such series of Series Preferred in any such appraisal proceeding.

4.9 Special IPO Adjustment to Series B Preferred Conversion Price. In connection with the IPO (as defined below), if the public offering price of the IPO (the “Offering Price”) is less than one and one-half times (1.5x) the Series B Original Issue Price, the Series B Conversion Price then in effect shall be adjusted downward to an amount equal to the product of (a) the Series B Original Issue Price, multiplied by (b) the quotient of (i) the Offering Price, divided by (ii) one and one-half times (1.5x) the Series B Original Issue Price, all of the foregoing subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series. The downward adjustment of the Series B Conversion Price, if any, shall occur as of the effectiveness of the Corporation’s registration statement filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission in connection with the IPO. “IPO” means the Corporation’s first underwritten public offering of its Class A Common Stock or Class B Common Stock under the Securities Act of 1933, as amended. In connection with an IPO, if the Offering Price is less than one and one-half times (1.5x) the Series B Original Issue Price, the Series B-1 Conversion Price shall be adjusted in the same manner as is set out in this paragraph with respect to the Series B Conversion Price and, for the purpose of calculating such an adjustment to the Series B-1 Conversion Price, each reference in this paragraph to the “Series B Conversion Price” shall be deemed to refer to the “Series B-1 Conversion Price” and the reference in clause (a) of the first sentence of this paragraph to the “Series B Original Issue Price” (but not any other reference in this paragraph to the Series B Original Issue Price) shall be deemed to refer to the “Series B-1 Original Issue Price.

4.10 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Series Preferred Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Series Preferred is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series Preferred Conversion Prices then in effect, and (ii) the number of shares of Class A Common Stock or Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Series Preferred.

4.11 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Class A Common Stock or Class B Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series Preferred) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock or Class B Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock or Class B Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Preferred) shall be entitled to exchange their shares of Class A Common Stock or Class B Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred and the Class A Common Stock or Class B Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon either (a) the closing of the sale of shares of Class A Common Stock or Class B Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50 million of gross proceeds to the Corporation and listed on either the NASDAQ Stock Market or The New York Stock Exchange, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of a majority of the then outstanding shares of Series A Preferred, and (ii) the Majority B Holders, consenting as separate classes (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series Preferred shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate for such series of Series Preferred as calculated pursuant to Subsection 4.1.1. and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Series Preferred shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of such series of Series Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series Preferred in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the

Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Preferred converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for the Series Preferred, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Preferred converted. Such converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred accordingly.

6. Redemption.

6.1 General. Unless prohibited by Delaware law governing distributions to stockholders, at the election of the holders of a majority of the outstanding shares of a series of Series Preferred, on or after the six (6) year anniversary of the Series B Original Issue Date shares of such applicable series of Series Preferred shall be redeemed by the Corporation at a per share price equal to the respective Series Preferred Original Issue Price for such series of Series Preferred, plus all declared but unpaid dividends thereon; provided, that with regard to Series B Preferred only, on or after the twelve (12) year anniversary of the Series B Original Issue Date, shares of Series B Preferred shall be redeemed by the Corporation at a per share price equal to the greater of (i) with respect to the Series B Preferred Stock, the Series B Preferred Original Issue Price and, with respect to the Series B-1 Preferred Stock, the Series B-1 Preferred Original Issue Price, and (ii) the Fair Market value (as defined below) of, as applicable, the Series B Preferred Stock or the Series B-1 Preferred Stock, plus all declared but unpaid dividends thereon (such applicable redemption price, the “Redemption Price”), not more than sixty (60) days after receipt by the Corporation from the holders of a majority of the then outstanding shares of such series of Series Preferred, of written notice requesting redemption of all shares of such series of Series Preferred (the “Redemption Request”). Notwithstanding anything herein to the contrary, for the purposes of making a Redemption Request pursuant to the preceding sentence and, except as otherwise provided in this Section 6, for all other purposes of this Section 6, the Series B Preferred Stock and the Series B-1 Preferred Stock shall be considered together as a single class. Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. For purposes of this Subsection 6.1, the “Fair Market Value” of the Series B Preferred shall mean the fair market value of the Series B Preferred, without discount for illiquidity or lack of marketability, minority position or transfer restrictions and as compared to comparable public and private companies, as determined in good faith by the Board and the Majority B Holders; provided that if no agreement is made within twenty (20) days of such applicable Redemption Request, the parties will use a mutually agreed upon nationally recognized appraiser (a “Recognized Appraiser”); provided, further, that if the parties are unable to agree upon a Recognized Appraiser within ten (10) business days following such period, then the Majority B Holders may choose one of the following independent appraisers (an “Independent Appraiser”): (i) Pacific Crest; (ii) Americas Growth Capital or (iii) Oppenheimer, or any successors thereto. The Recognized Appraiser or the Independent Appraiser, as applicable, will have ten (10) business days to determine Fair Market Value of the Series B Preferred. All appraisal costs incurred pursuant to the determination of Fair Market Value shall be shared equally between the Corporation and the holders of the Series B Preferred that delivered the Redemption Request. The date of each such redemption shall be referred to as a “Redemption Date”. On each Redemption Date, the Corporation shall redeem all such shares of such series of Series Preferred owned by each holder; provided, that if on any Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of such series of Series Preferred to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

6.2 Redemption Notice. The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of such series of Series Preferred not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(a) the number of shares of such series of Series Preferred held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b) the Redemption Date and the Redemption Price;

(c) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Preferred to be redeemed.

6.3 Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of such series of Series Preferred to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of such series of Series Preferred represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series Preferred shall promptly be issued to such holder.

6.4 Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of such series of Series Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of such series of Series Preferred so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

6.5 Remedies for Failure to Redeem. If the Corporation does not timely satisfy in full (and in cash), the Redemption Request for the Series B Preferred, on or after the twelve (12) year anniversary of the Series B Original Issue Date, for any reason, including on account of any limitations at law on the Corporation’s ability to timely pay the Redemption Price in full (in cash) (a “Redemption Default”), then the Corporation shall be required to pay, during the Specified Period (as defined below), accrued interest at a rate of fifteen percent (15%) per annum on the aggregate unpaid Redemption Price for the Series B Preferred until all the Series B Preferred is redeemed, which interest shall be payable quarterly in arrears; provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, further, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the Redemption Date to the extent permitted by law. The Corporation shall use commercially reasonable efforts to obtain financing sufficient to effect the redemption of the Series B Preferred in full and shall waive, and use commercially reasonable to cause any other person to waive, any and all restrictions (including but not limited to rights of first refusal, co-sale rights, transfer restrictions, and/or preemptive rights of other stockholders) with respect to the Series B Preferred subject to the Redemption Request. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of the Series B Preferred, such funds will immediately be used to redeem the Series B Preferred (including the interest thereon that is then due and payable) but that it has not redeemed or the holders of the Series B Preferred have not otherwise transferred or sold. The remedies described in this Section 6.5 shall be in addition to, and not be deemed a limitation of, any rights or remedies of the holders of the Series B Preferred under any other agreements. “Specified Period” shall mean the period beginning on first day following the occurrence of the Corporation’s failure to timely satisfy the Redemption Request and ending on the date on which the Redemption Price is paid in full on all shares of Series Preferred.

7. Redeemed or Otherwise Acquired Shares. Any shares of Series Preferred that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of such Series Preferred following redemption.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series Preferred set forth herein may be waived on behalf of all holders of such series of Series Preferred by the affirmative written consent or vote of the holders of a majority of the shares of such series of Series Preferred Stock then outstanding.

9. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series Preferred shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys” fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within thirty (30) days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series Preferred or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the

Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

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4. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

5. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 7th day of September, 2017.

By:	/s/ Seth Birnbaum
Seth Birnbaum, President

FIRST AMENDMENT TO

THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EVERQUOTE, INC.

(Pursuant to Sections 242 of the

General Corporation Law of the State of Delaware)

EverQuote, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1) That the name of this corporation is EverQuote, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 1, 2008 under the name AdHarmonics, Inc.;

2) That the Board of Directors duly adopted resolutions proposing to amend the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor;

3) That the Board of Directors of the Corporation directed that such amendment be submitted to the stockholders of the Corporation for their consent and approval and, in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the Delaware General Corporation Law (the “DGCL”).

4) That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the DGCL; which resolutions and consent setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the first paragraph of ARTICLE FOURTH(A)4.3.5(e) of the Certificate of Incorporation of this corporation be amended to read as follows:

“(e) any other person or entity which (i) is a direct or indirect wholly-owned subsidiary of such Class B Stockholder, (ii) is a Parent of such Class B Stockholder, (iii) is under common control with such Class B Stockholder, or (iv) is the holder of Series Preferred on both the date of such transfer and as of the date of effectiveness of this Certificate of Amendment inserting this sentence.”

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IN WITNESS WHEREOF, this First Amendment to the Second Amended and Restated Certificate of Incorporation has been executed by the undersigned this 18 day of January 2018.

EVERQUOTE, INC.

/s/ Seth Birnbaum
Name: Seth Birnbaum
Title: President

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